Exhibit 99.1

December 21, 2001


Wisconsin Energy reports 2001 earnings forecast;
reaffirms 2002 guidance
Record breaking fall and winter weather

MILWAUKEE - Wisconsin Energy Corp. (NYSE: WEC) announced today that it is lowering its 2001 earnings per share forecast to a range of $1.90 to $2.00 based on the unfavorable impact of the mild fall and winter weather on the heating revenues of its regulated natural gas and electric businesses. The previous earnings forecast was $2.05 to $2.10. The 2001 earnings forecast excludes the impacts of SFAS 133 charges, non-recurring gains on asset sales and potential fourth quarter charges for the redemption of high coupon bonds and the write-down of non-utility assets.

The service territory of Wisconsin Electric-Wisconsin Gas, the company's primary regulated utility operations, experienced the warmest November in 100 years and extremely mild weather for the first half of December according to data collected by the National Oceanic and Atmospheric Administration. For the period between Oct. 1, 2001, and Dec. 16, 2001, heating degree-days were 27 percent lower than the 20-year normal weather on which the company's rates are established.

OUTLOOK FOR 2002
The company reaffirms its 2002 earnings projection of $2.20 to $2.40.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based holding company with subsidiaries in utility and non-utility businesses. The company serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 960,000 natural gas customers in Wisconsin through its utility subsidiaries - Wisconsin Electric, Wisconsin Gas and Edison Sault Electric. Its non-utility subsidiaries include energy development, pump manufacturing, waste-to-energy and real estate businesses. Visit the company's Web site at www.WisconsinEnergy.com

FORWARD-LOOKING STATEMENTS
Some matters discussed in this document, including estimates of future earnings, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to various risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business, competitive and regulatory conditions in the deregulating and consolidating energy industry, in general, and in the Company's utility service territories; regulatory decisions; availability of the Company's generating facilities; changes in purchased power costs, in coal or natural gas prices, and supply availability; the ability to recover fuel and purchased power costs; unusual weather; risks associated with non-utility diversification; obtaining necessary regulatory approvals and investment capital to implement the Company's growth strategy; the timing and extent to which anticipated synergy benefits from the WICOR merger are realized; disposition of legal proceedings; foreign governmental, economic, political and currency risks; continuation of the common stock repurchase plan and the other cautionary factors described in Wisconsin Energy Corporation's latest Form 10-K and subsequent reports filed with the Securities and Exchange Commission.
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     Contact:
     Mike John (media)
     414/221-4444
     michael.john@wepco.com

     Colleen Henderson (investors)
     414/221-2592
     colleen.henderson@wepco.com